Exhibit 19
Amrize Ltd

INSIDER TRADING POLICY

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I.PURPOSE
In the course of conducting the business of Amrize Ltd (“Amrize,” and together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information.
Amrize’s Board of Directors (the “Board”) has adopted this policy in order to ensure compliance with applicable laws related to insider trading and to avoid even the appearance of improper conduct by anyone associated with the Company (the “Policy”).
GENERAL RULE: Except as otherwise described in this Policy, it is prohibited to trade in Amrize securities or other entities (such as competitors, customers, vendors, suppliers and other business partners of the Company) while you are in possession of material nonpublic information about the Company or such other entities.
II.PERSONS SUBJECT TO THIS POLICY
The procedures and restrictions set forth in this Policy apply to all Company directors, officers and other employees, wherever located. The Company also may determine that other persons, such as contractors or consultants, who have access to material nonpublic information, should be subject to this Policy. This Policy also applies to family members, such as spouses, domestic partners, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the director, officer or other employee (collectively, “Related Insiders”). For information regarding post-termination transactions, see Section XI of this Policy.
III.TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in ordinary shares, preferred shares, bonds and other debt securities, options to purchase ordinary shares, convertible debentures and warrants, as well as derivative securities whether or not issued by Amrize, such as exchange-traded put or call options or swaps relating to Amrize securities. Transactions subject to this Policy also include gifts of Amrize securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. See Section VII, “Special Transactions” and Section VIII, “Prohibited Transactions” for further discussion of certain types of securities and transactions.

To avoid even the appearance of impropriety, additional restrictions on trading Amrize securities apply to directors and executive officers of Amrize and certain other designated employees of the Company who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits subject individuals from trading in Amrize securities during blackout periods and requires pre-clearance for all transactions in Amrize securities.
IV.INDIVIDUAL RESPONSIBILITY
Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Amrize securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws and financial market laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other Company employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
V.MATERIAL NONPUBLIC INFORMATION
What is Material Information? Under Company policy, Swiss laws and United States laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:
•earnings announcements or guidance, or changes to previously released announcements or guidance;

•other unpublished financial results or Company projections that differ significantly from external expectations;
•a significant cybersecurity incident;
•pending or threatened significant litigation or government action, or the resolution thereof;
•a pending or proposed merger, acquisition, tender offer, joint venture or restructuring or change in assets, including the commencement of negotiations;
•events regarding Amrize securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividend policy, changes to the rights of securityholders, an offering of additional securities or other significant changes to the capital structure of the Company);
•significant shifts in the Company’s shareholder structure, changes in control of the Company or extraordinary management developments;
•staff changes within the Company, particularly the Board and the executive management;
•extraordinary borrowing or other financing transactions;
•development of a significant new product, process or service; or
•the gain or loss of a significant customer or supplier.
What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to the official release of that information by the Company in at least one of the following ways:
•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
•ad-hoc announcements in accordance with art. 53 of the SIX Listing Rules (“LR”); or
•issuance of press releases via major newswire such as Bloomberg, Dow Jones or Reuters.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for one full business day following the day of the Company’s official release of such information.
Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result,

before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Chief Legal Officer or the VP, Chief Securities & Finance Counsel (either, the “Legal Department”).
VI.“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy, as well as Amrize’s Code of Business Conduct, to provide such information to another (“tipping”) who may trade or to advise, encourage or recommend to another to trade on the basis of such information. This Policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee.
VII.SPECIAL TRANSACTIONS
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted.
A.Employee Stock Purchase Plan The trading restrictions in this Policy do not apply to purchases of Amrize ordinary shares in the employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Amrize securities resulting from lump sum contributions to the plan; provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period and to subsequent sales of Amrize ordinary shares purchased under the plan.
B.Restricted Stock Awards and Restricted Stock Units. The trading restrictions in this Policy do not apply to the vesting of restricted stock or the settlement of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. The trading restrictions do apply, however, to any market sale of restricted stock or sale of Amrize ordinary shares received upon the settlement of restricted stock units.
C.Other Similar Transactions. Any other purchase of Amrize securities directly from the Company or sales of Amrize securities directly to the Company may be exempted from the trading restrictions of this Policy with the approval of the Chief Legal Officer.
VIII.PROHIBITED TRANSACTIONS
Due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following:
A.Publicly Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Amrize securities. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
B.Short Sales. You may not engage in short sales of Amrize securities. A short sale is the sale of a security that the seller does not own. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
C.Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Amrize securities, you may not hold Amrize securities in a margin account or otherwise pledge Amrize securities as collateral for a loan.
D.Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Amrize securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Amrize securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as Amrize’s other shareholders.
IX.RULE 10B5-1 TRADING PLANS
Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5, and a similar defense applies under Swiss laws. A person subject to this Policy can rely on this defense and trade in Amrize securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into when the person was not in possession of material nonpublic information and not during a blackout period and that complies with the requirements of Rule 10b5-1 and Swiss law. Directors and officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”), should be aware that Amrize will make quarterly disclosures regarding all Rule 10b5-1 Plans entered into, amended or terminated by directors and officers, including the material terms of such plans, other than pricing information.
Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the Chief Legal Officer for her approval at least three business days prior to the planned entry into the Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of material nonpublic information about the Company or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting or “cooling off” periods and limitations on multiple overlapping plans and single trade plans).
Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend or replace a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment or replacement of a Rule 10b5-1 Plan to the Chief Legal Officer for approval prior to adoption. You must provide notice to the Chief Legal Officer prior to terminating a Rule 10b5-1 Plan. You should understand that a modification or termination of a Rule 10b5-1 Plan may call into question your good faith in entering into and operating the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).
X.REPORTING REQUIREMENTS
A.U.S. Reporting and Form Filing Requirements. Members of the Board, executive officers and certain other individuals designated by the Legal Department, and their respective Related Insiders are subject to additional restrictions. Notwithstanding that the Company may, for a period of time, qualify as a foreign private issuer and be exempt from Section 16 of the Exchange Act, the Company has determined that its directors, executive officers and chief accounting officer will voluntarily comply with Section 16(a) of the Exchange Act during any period in which it otherwise qualifies as a foreign private issuer. In accordance with the foregoing, such persons will also file requisite Section 16 reports on Forms 3, 4 and 5 during such period. You will be notified by the Legal Department if these obligations apply to you.
B.Swiss Reporting Requirements. Pursuant to art. 56 of the LR and the SIX Directive on the Disclosure of Management Transactions (“DMT”), the Company will ensure that the members of the Board and its executive management report transactions in Amrize’s shares or related financial instruments to the Company, and disclose such transactions as management transactions. Further information on the Swiss reporting requirements can be found on SIX Exchange Regulation’s website on ad hoc publicity (https://www.ser-ag.com/en/topics/management-transactions.html), in the DMT, the Commentary on Art. 56 LR, and the Directive on Electronic Reporting and Publication Platforms. You will be notified by the Legal Department if these obligations apply to you.
XI.POST-TERMINATION TRANSACTIONS
This Policy, and the Addendum, continue to apply to transactions in Amrize securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when their service terminates, that individual may not trade in Amrize securities until that information has become public or is no longer material. Although the pre-clearance procedures specified in the Addendum will cease to apply upon termination of service, individuals subject to a quarterly blackout period at the time of termination of service may not trade in Amrize securities until after the end of the blackout period.
XII.REPORTING VIOLATIONS
If you become aware of any suspected violations of this Policy, you must immediately report them to the Chief Compliance Officer or the Legal Department or through the reporting procedures set forth in Amrize’s Code of Business Conduct or SpeakUp & Investigations Policy.

XIII.CONSEQUENCES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer or other employee will be subject to possible Company disciplinary action up to and including termination of employment, in the event of a violation of securities law or this Policy. In addition, both the Company itself and individual directors, officers or other employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
If you are located or engaged in dealings outside the U.S. or Switzerland, be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the Legal Department.
XIV.QUESTIONS
Because of the technical nature of some aspects of the U.S. federal and Swiss securities laws, all directors, officers and other employees subject to this Policy and the Addendum should review this material carefully and contact the Legal Department if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in Amrize securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy.
XV.ACKNOWLEDGMENT
All directors, officers and other employees subject to this Addendum must acknowledge their understanding of, and intent to comply with, this Policy and the Addendum by submitting the form attached to this Policy when being onboarded, and whenever subsequently requested.
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Amrize Ltd

ADDENDUM TO
INSIDER TRADING POLICY
1.INTRODUCTION
This Addendum explains requirements and procedures, which apply to all directors, all executive officers and the chief accounting officer of Amrize Ltd (“Amrize,” and such persons of Amrize, “Section 16 Persons”), as well as to certain other designated employees of Amrize Ltd or its subsidiaries who may have access to material nonpublic information about Amrize. The Chief Legal Officer or VP, Chief Securities & Finance Counsel (either, the “Legal Department”) may from time to time designate other individuals to be subject to this Addendum and the Legal Department will maintain the list of individuals who are subject to this Addendum. Please note that this Addendum applies to all Amrize securities which you hold or may acquire in the future.
Please read this Addendum carefully. This Addendum is in addition to and supplements the Amrize Ltd Insider Trading Policy (the “Policy”). When you have completed your review, please sign the attached acknowledgment form and return it to the Legal Department.
2.PRE-CLEARANCE PROCEDURES
Those subject to this Addendum, as well as their spouses, domestic partners, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving Amrize securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the following persons: (i) all Section 16 Persons and the VP, Chief Securities & Finance Counsel must obtain pre-clearance from the Chief Legal Officer, (ii) all other persons subject to this Addendum must obtain pre-clearance from the VP, Chief Securities & Finance Counsel, and (iii) notwithstanding the foregoing, the Chief Legal Officer must obtain pre-clearance from Amrize’s Chief Financial Officer.
Pre-clearance of a transaction may be obtained by email or other written communication. Clearance of a transaction must be re-requested if the transaction is not initiated within five business days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about Amrize, and a request for preclearance is considered confirmation that the requestor is not aware of any such information.
Certain persons subject to this Addendum, including Section 16 Persons, are also subject to SEC Rule 144 applicable to “affiliates” of Amrize and the SIX rules on the disclosure of management transactions (see Section X.B of the Policy). All transactions by such persons must comply with applicable transaction reporting requirements and limitations on sales. Pre-clearance does not release the requestor from compliance with reporting obligations. The requestor should also be prepared to comply with SEC Rule 144 and work with his or her broker to file Form 144, if advisable, at the time of any sale.
Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Policy. Pre-clearance also is not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in Section VII of the Policy. However, Section 16 Persons must immediately notify the Legal Department upon the initiation and the completion of any transaction in Amrize securities even if no pre-clearance is required.
3.BLACKOUT PERIODS
Those individuals subject to this Addendum (and their Related Insiders) are subject to the following blackout periods, during which they may not trade in Amrize securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy). In addition, the Legal Department may from time to time designate other individuals to be subject to the blackout periods set forth in Section 3 of this Addendum (regardless of whether such individuals are subject to other sections of this Addendum).
Quarterly Blackout. Because the announcement of Amrize’s quarterly financial results will almost always have the potential to have a material effect on the market for Amrize securities, you may not trade in Amrize securities during the period beginning on the 20th day of the last month of the quarter and ending after the first full business day following the day of release of Amrize’s earnings for that quarter. For example, if the quarterly results are published on a Wednesday, and Thursday is a business day, you may trade on Friday.
Interim Earnings Guidance Blackout. Amrize may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, ad-hoc announcement pursuant to art. 53 of the LR or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while Amrize is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout. From time to time, an event may occur that is material to Amrize and is known only by the directors, a few officers and/or other employees. The existence of an event-specific blackout will not be announced and may not apply to all persons subject to this Addendum. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Amrize securities during an event-specific blackout, the Legal Department will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Amrize securities if you are in possession of material nonpublic information about Amrize. The failure to be notified of a blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.
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ACKNOWLEDGMENT FORM
I have read and understand the Amrize Ltd Insider Trading Policy and the Addendum thereto applicable to directors, officers and certain designated employees (the “Insider Trading Policy”). I agree to comply fully with the policies and procedures contained in the Insider Trading Policy for as long as I am subject to the Insider Trading Policy. If I am an employee of Amrize Ltd or one of its subsidiaries, I acknowledge that the Insider Trading Policy is a statement of policies and procedures and does not, in any way, constitute an employment contract or an assurance of continued employment.

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